Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Pepco Holdings, Inc. on Form S-8 (File No. 333-131371) of our report dated June 26, 2007 relating to the statement of net assets available for benefits as of December 31, 2006, and the statement of changes in net assets available for benefits for the period January 13, 2006 to December 31, 2006 and the related supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) at December 31, 2006, and Schedule H, line 4j - Schedule of Reportable Transactions for period January 13, 2006 to December 31, 2006 which report appears in the December 31, 2006 annual report on Form 11-K of the Pepco Holdings, Inc. Retirement Savings Plan.

Washington, DC June 28, 2007	/s/ Mitchell & Titus LLP